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                    COLUMBIA MANAGEMENT GROUP FAMILY OF FUNDS
                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS

        I.      Covered Officers/Purpose of the Code

                        This Code of Ethics (the "Code") for the investment
                companies within the Columbia Management Group fund complex (collectively the "Funds" and each, a "Fund") applies to the Funds' Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Director of Trustee Administration (the "Covered Officers") for the purpose of promoting:

                        .       honest and ethical conduct, including the
                                ethical handling of actual or apparent conflicts
                                of interest between personal and professional
                                relationships;
                        .       full, fair, accurate, timely and understandable
                                disclosure in reports and documents that a Fund
                                files with, or submits to, the Securities and
                                Exchange Commission ("SEC"), and in other public
                                communications made by a Fund;
                        .       compliance with applicable laws and governmental
                                rules and regulations;
                        .       the prompt internal reporting of violations of
                                the Code to an appropriate person or persons
                                identified in the Code; and
                        .       accountability for adherence to the Code.

                        Each Covered Officer shall adhere to a high standard of
                business ethics and shall be sensitive to situations that may give rise to actual or apparent conflicts of interest.

        II.     Administration of the Code

                        The Boards of Trustees and Boards of Directors of the
                Funds (collectively, the "Board") shall designate an individual to be primarily responsible for the administration of the Code (the "Code Officer"). The Code shall be administered by the Columbia Management Group Compliance Department. In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

                        Each Fund has designated a chief legal officer (the
                "Chief Legal Officer") for purposes of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Chief Legal Officer of a Fund shall assist the Fund's Code Officer in administration of this Code. The Chief Legal Officer shall be responsible for applying this Code to specific situations in which questions are presented under it (in consultation with Fund counsel, where appropriate) and has the authority to interpret this Code in any particular situation. However, any

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                waivers sought by a Covered Officer must be approved by each
                Audit Committee of the Funds (collectively, the "Audit Committee").

        III.    Managing Conflicts of Interest

                        Overview. A "conflict of interest" occurs when a Covered
                Officer's private interest interferes with the interests of, or his/her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer's position with a Fund.

                        Certain conflicts of interest arise out of the
                relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Company Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. A Fund's and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of those provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

                        Although typically not presenting an opportunity for
                improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund and its investment adviser, administrator, principal underwriter, pricing and bookkeeping agent and/or transfer agent (each, a "Service Provider") of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Provider and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of a Fund. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

                        Other conflicts of interest are covered by the Code,
                even if such conflicts of interest are not subject to provisions of the Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

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                        Each Covered Officer must:

                        . not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer or an immediate family member would benefit personally to the detriment of a Fund; and

                        . not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer or an immediate family member rather than the benefit of the Fund./1/.

                        There are some conflict of interest situations that must
                be approved by the Code Officer, after consultation with the Chief Legal Officer. Those situations include, but are not limited to,:

                        . service as director on the board of any public or private company;
                        . the receipt of any gifts in excess of $100 in the aggregate from a third party that does or seeks to do business with the Funds during any 12-month period;
                        . the receipt of any entertainment from any company with which a Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
                        . any material ownership interest in, or any consulting or employment relationship with, any Fund service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;
                        . a direct or indirect material financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

        IV.     Disclosure and Compliance

                        Each Covered Officer shall:

                        . be familiar with the disclosure requirements generally applicable to the Funds;
                        . not knowingly misrepresent, or cause others to misrepresent, facts about any Fund to others, whether within or outside the Fund,

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/1/  For purposes of this Code, personal trading activity of the Covered
     Officers shall be monitored in accordance with the Columbia Management Group Code of Ethics. Each Covered Officer shall be considered an "Access Person" under such Code. The term "immediate family" shall have the same meaning as provided in such Code.

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                                including to the Fund's trustees and auditors,
                                and to governmental regulators and
                                self-regulatory organizations;
                        . to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and
                        . promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

        V.      Reporting and Accountability

                        Each Covered Officer must:

                        . upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Board that he/she has received, read and understands the Code;
                        . annually affirm to the Board compliance with the requirements of the Code;
                        . not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith;
                        . notify the Chief Legal Officer and the Code Officer promptly if he/she knows of any violation of this Code; and
                        .       respond to the trustee and officer
                                questionnaires circulated periodically in connection with the preparation of disclosure documents for the Funds.

The Code Officer shall maintain records of all activities related to this Code.

                        The Funds will follow the procedures set forth below in
                investigating and enforcing this Code:

                        . The Chief Legal Officer and/or the Code Officer will take all appropriate action to investigate any potential violation reported to him/her;
                        . If, after such investigation, the Chief Legal Officer and the Code Officer believes that no violation has occurred, the Code Officer will notify the person(s) reporting the potential violation, and no further action is required;
                        . Any matter that the Chief Legal Officer and/or the Code Officer believes is a violation will be reported to the Audit Committee;
                        . If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the

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                                Chief Executive Officer of Columbia Management
                                Group; or a recommendation to sanction or dismiss the Covered Officer;
                        . The Audit Committee will be responsible for granting waivers in its sole discretion;
                        . Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

                        The Chief Legal Officer shall:

                        . report to the Audit Committee quarterly any approvals provided in accordance with Section III of this Code; and
                        . report to the Audit Committee quarterly any violations of, or material issues arising under, this Code.

        VI.     Other Policies and Procedures

                        This Code shall be the sole code of ethics adopted by
                the Funds for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Funds or the Funds' Service Providers govern or purport to govern the behavior or activities (including, but not limited to, personal trading activities) of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment advisers' and principal underwriter's codes of ethics under Rule 17j-1 under the Company Act and any policies and procedures of the Service Providers are separate requirements applicable to the Covered Officers and are not part of this Code.

        VII.    Amendments

                        All material amendments to this Code must be approved or
                ratified by the Board, including a majority of independent directors.

        VIII.   Confidentiality

                        All reports and records prepared or maintained pursuant
                to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Covered Officers, the Chief Legal Officer, the Code Officer, outside audit firms and legal counsel to the Funds, and senior management of Columbia Management Group.

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        IX.     Internal Use

                        The Code is intended solely for the internal use by the
                Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.